Exhibit 99

Release Date:                                            Further Information:

IMMEDIATE RELEASE                                        David J. Bursic
October 20, 2004                                         President and CEO
                                                                      or
                                                         Pamela M. Tracy
                                                         Investor Relations
                                                         Phone: 412/364-1913


              WVS FINANCIAL CORP. ANNOUNCES INCREASED FIRST QUARTER
                        EARNINGS PER SHARE AND NET INCOME


     Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $834,000 or $0.34 per diluted share, for the three months ended September 30, 2004 as compared to net income of $352,000 or $0.14 per diluted share for the same period in 2003. The $482,000 increase in net income during the quarter was primarily attributable to a $636,000 increase in net interest income, a $214,000 increase in non-interest income and a $14,000 decrease in non-interest expense, which were partially offset by a $211,000 increase in provision for loan losses and a $171,000 increase in income tax expense. The increase in net interest income reflects the increase in short-term market interest rates, higher average balances of investment securities, and higher overall yields on adjustable rate earning assets. The increase in non-interest income was primarily attributable to $230,000 of pre-tax gains recognized on the sale of investments from the Company's investment portfolio in the three months ended September 30, 2004. The decrease in non-interest expense was primarily attributable to decreases in legal expenses associated with the work-out of non-performing assets and lower correspondent bank service charges. The increase in provision for loan losses was primarily attributable to a $78 thousand provision for loan losses in the quarter ended September 30, 2004 as opposed to a $133 thousand credit provision taken in the quarter ended September 30, 2003 due to the work-out of non-performing assets. The increase in income tax expense was primarily a result of increased levels of taxable income.

     WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                   September 30,    June 30,
                                                       2004           2004
                                                   (Unaudited)     (Unaudited)
                                                   -----------     -----------

Total assets                                         $390,178       $433,624
Investment securities held-to-maturity                200,701        269,173
Investment securities available-for-sale               13,581          4,416
Mortgage-backed securities held-to-
   maturity                                            93,365         72,233
Mortgage-backed securities available-for-
   sale                                                 3,208          3,357
Net loans receivable                                   63,102         67,968
Deposits                                              156,521        160,563
FHLB advances                                         151,636        149,736
Other borrowings                                       50,263         91,639
Equity                                                 29,152         29,199
Book value per share                                    11.92          11.84
Return on average assets                                 0.84%          0.58%
Return on average equity                                11.45%          7.64%

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)

                                                          Three Months Ended
                                                            September 30,
                                                             (Unaudited)
                                                      -------------------------
                                                          2004           2003
                                                      -----------   -----------
Interest income                                       $     4,430   $     3,811
Interest expense                                            2,752         2,769
                                                      -----------   -----------
Net interest income                                         1,678         1,042
Provision for loan losses                                      78          (133)
                                                      -----------   -----------
Net interest income after provision for loan losses         1,600         1,175
Non-interest income                                           408           194
Non-interest expense                                          878           892
                                                      -----------   -----------
Income before income tax expense                            1,130           477
Income taxes                                                  296           125
                                                      -----------   -----------

NET INCOME                                            $       834   $       352
                                                      ===========   ===========

EARNINGS PER SHARE:
    Basic                                             $      0.34   $      0.14
    Diluted                                           $      0.34   $      0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                               2,453,189     2,575,242
    Diluted                                             2,458,926     2,585,081